Moerus Capital Management, LLC

code of ethics

FEBRUARY 2016

MOERUS CAPITAL MANAGEMENT, LLC

TABLE OF CONTENTS

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List of EXHIBITS

EXHIBIT 1 Code of Ethics Acknowledgement	Exhibit 1-1
EXHIBIT 2 Pre-Clearance Form for Transactions in Personal Accounts of Access Persons	Exhibit 2-1
EXHIBIT 3 Personal Holdings Report for Access Persons	Exhibit 3-1
EXHIBIT 4 Sample Duplicate Statement Request Letter for Access Persons	Exhibit 4-1
EXHIBIT 5 Notification of Benefits/Gifts and Entertainment Given or Received From Third Parties in Excess of $200	Exhibit 5-1
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CODE OF ETHICS

I.	INTRODUCTION

Moerus Capital Management (“Moerus,” the “Firm” or the “Adviser”) has established this Code of Ethics pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). As an investment adviser, the Firm has an undivided duty of loyalty to act solely in the best interests of its clients, an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where the Firm’s interests may conflict with those of its clients. In carrying on its daily affairs, the Firm and all Firm Associated Persons (also known as “Supervised Persons”), shall act in a fair, lawful and ethical manner, in accordance with the rules and regulations imposed by the Firm’s governing regulatory authority.

The Code has also been adopted by the Firm in the context as an adviser to a Registered Investment Company (or, “RIC”) under Rule 17j-1 of the Investment Company Act of 1940, as amended (“1940 Act”). The Code reinforces fiduciary principles and sets forth standards of conduct in connection with advising investment companies that are registered under the 1940 Act, including the obligation to put the interests of clients first, restrictions on personal trading and reporting of personal securities transactions and holdings. Additionally, the Firm will:

• provide a copy of the Code and changes thereof to the Chief Compliance Officer (“Fund CCO”) of the Northern Lights Fund Trust IV (“Trust”) and the Board of Trustees/Directors when requested;

• provide a copy, with reasonable notice, of any material changes to the Code; and provide periodic certifications and reports to the Investment Company regarding the Code and any violations thereof as requested.

In addition, Rule 17j-1 under the 1940 Act also requires each investment adviser to a RIC to adopt a written code of ethics containing provisions reasonably necessary to prevent the adviser and its Employees from:

- Employing any device, scheme or artifice to defraud the RIC;

- Making any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they were made, not misleading;

- Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; and

- Engaging in any manipulative practice with respect to the RIC.

- As required by Rule 17j-1(c)(2)(ii), no less frequently than annually, the Firm shall furnish to the board of directors/trustees of the RIC, a written report that:

All Firm personnel should review this Code, as well as the Firm’s internal policies and procedures, in an effort to be aware of their responsibilities pertaining to client service. Each

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employee must acknowledge they have received and read, and confirm compliance with this Code by signing the Code of Ethics Acknowledgement in Exhibit 1. To the extent that any term within the Firm’s Compliance Manual, or any other Firm policy, is inconsistent with any term contained within this Code, the Code shall control.

This Code of Ethics establishes rules of conduct for Access Persons. This Code of Ethics should be read in conjunction with the Firm’s current Compliance Manual. Any terms that are not predefined here have the meaning ascribed to them in Moerus’ current version of the Compliance Manual, as amended from time to time. The Code is based on the principle that Moerus and its Access Persons owe a fiduciary duty to Moerus’ clients. This requires all Moerus employees to conduct their affairs, including personal securities transactions, in such a manner as to (i) avoid serving their own personal interests ahead of clients, (ii) avoid taking inappropriate advantage of their position with the Firm, (iii) avoid abusing their position of trust and responsibility, and (iv) mitigate and, to the fullest extent possible, avoid any actual or potential conflicts of interest with clients.

High ethical standards are essential for the success of Moerus to maintain the confidence of Advisory Clients. The objective of this Code of Ethics is to subject all business dealings and securities transactions undertaken by Access Persons, whether for clients or for personal purposes, to the highest ethical standards. Moerus expects its personnel to premise their conduct on fundamental principles of openness, integrity honesty and trust. Moerus is of the view that its long-term business interests are best served by adherence to the principle that Advisory Clients’ interests come first.

In meeting its fiduciary responsibilities to its clients, Moerus expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Moerus. Compliance with the provisions of the Code of Ethics shall be considered an important condition of employment with Moerus. The Firm’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing in the investment community could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. You are urged to seek the advice of the Chief Compliance Officer, for any questions about the Code of Ethics or the application of it to your individual circumstances. Employees should also understand that a material breach of the provisions of the Code of Ethics may constitute grounds for disciplinary action, including termination of your employment or relationship with Moerus.

The provisions of the Code of Ethics are not all-inclusive. Rather, they are intended as a guide for your conduct. In those situations where you may be uncertain as to the intent or purpose of the Code of Ethics, you should consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code of Ethics only in those situations when it is clear that the interests of Moerus’ clients have not and/or will not be inappropriately affected. All questions arising in connection with personal securities trading should be resolved in favor of the client—even at the expense of the interests of Firm or its Access Persons.

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II.	STATEMENT OF POLICIES
A.	Confidentiality

Moerus employees are expected to honor the confidential nature of company and Advisory Client and Investor affairs. Information designated as confidential shall not be communicated outside Moerus, other than to persons consulted on a confidential basis and shall only be communicated within Moerus on a “need to know” basis. Moerus employees must avoid making unnecessary disclosure of any material nonpublic information about issuers of securities or internal information concerning Moerus and its business relationships and must use such information in a prudent and proper manner in the best interests of Moerus and its clients. Moerus has adopted a separate Privacy Policy, with which all Moerus employees are expected to be familiar.

B.	Level of Care

Employees are expected to represent the interests of Moerus and its Advisory Clients and Investors in an ethical manner and to exercise due skill, care, prudence, and diligence in all business dealings, including, but not limited to, compliance with all applicable federal securities and other applicable laws and regulations and to avoid illegal activities and other conduct specifically prohibited to its employees by Moerus. Accordingly, employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client (a) to defraud or mislead an Advisory Client or Investor, (b) to engage in any act, practice or course of conduct that operates or could operate as a fraud or deceit upon an Advisory Client or Investor, or (c) to engage in any manipulative practice with respect to an Advisory Client or Investor or securities (such as price manipulation). Moerus places a high value on ethical conduct and challenges its employees to live up to its ethical ideal, not merely obey the letter of the law.

C.	Fiduciary Duties

Moerus and its affiliates are fiduciaries with respect to its Advisory Clients and Investors. As such, all Moerus personnel have the following fiduciary duties:

1.	At all times to place the interests of Moerus’ Advisory Clients and Investors before their own and not to take inappropriate advantage of their positions, and
2.	To conduct themselves in a manner that will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility. Conflicts of interest can arise in many ways. Conflicts of interest may arise where Moerus or its employees have reason to favor the interests of one Advisory Client over another Advisory Client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). Favoritism of one Advisory Client over another that would constitute a breach of fiduciary duty is strictly prohibited.

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III.	POLICIES AND PROCEDURES

In recognition of Moerus’ fiduciary obligations to its Advisory Clients and its desire to maintain its high ethical standards, Moerus has adopted the personal trading restrictions and requirements described below to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, nonpublic information about securities recommendations made by Moerus or securities holdings of Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Client.

One goal is to allow Access Persons to engage in personal securities transactions while protecting its Advisory Clients, Moerus and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for employees and Access Persons (as applicable). If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for Moerus and may offer guidance on securities laws and acceptable practices, as they may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel.

IV.	APPLICABILITY OF CODE OF ETHICS
A.	Personal Accounts of Access Persons. This Code of Ethics applies to all accounts in which an Access Person has any Beneficial Ownership and to all accounts maintained by or for:
1.	Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;
2.	Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;
3.	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;
4.	Any trust or other arrangement of which the Access Person or any member of the Access Person’s immediate family sharing the same household as the Access Person is a beneficiary; and
5.	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.
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Upon receipt of this Code of Ethics, each Access Person will be required to provide a comprehensive list of all Personal Accounts or holdings to Moerus’ Chief Compliance Officer on an initial and annual basis per Exhibit 3 attached hereto, as further described below.

B.	Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.
C.	Other Persons:
1.	Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.
2.	Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/Consultant, as part of his duties on behalf of Moerus, (i) makes or participates in the making of investment recommendations for Moerus’ clients, or (ii) obtains information on recommended investments for Moerus’ Advisory Clients.
3.	Client Accounts. A client account includes any account managed by Portfolio Personnel of Moerus, which is not a Personal Account.
D.	Rescission

Notwithstanding any prior receipt of approval of a transaction in a Personal Account, the CCO will review all such transactions(s) at their earliest convenience, and they reserve the right to cancel any transaction(s) upon review. For example, after reviewing any transaction where an Advisory Client and an Access Person have effectively traded the same security in close proximity to each other, the CCO may determine that in order to avoid even the appearance of impropriety, the Access Person’s transaction must be cancelled or any profits gained or losses avoided may be owed to the Advisory Client(s) even though all compliance requirements had been met.

V.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES
A.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions herein. Generally,
1.	No Access Person may knowingly directly or indirectly purchase or sell (long or short) for any Personal Account any shares of a security that is owned in an Advisory Client account, the Access Person knows will be, or currently is being, recommended for purchase or sale or is being purchased or sold for the account
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of any Advisory Client. The CCO is responsible for monitoring Access Person’s personal trade accounts for any potential “front-running” by reviewing the timing of Access Persons’ transactions with Advisory Client transactions.

2.	No Access Person may directly or indirectly purchase or sell (long or short) for any Personal Account any shares of a security that is on Moerus’ “Restricted List.” The Restricted List can change on a daily basis and is maintained by the CCO. A security generally is admitted to the Restricted List when a transaction in a security takes place in an Advisory Client account. The Restricted List may also include securities which some form of research activity has commenced.
3.	No Access Person may knowingly purchase or sell for any Personal Account any security, directly or indirectly, in such a way as to adversely affect an Advisory Client’s transactions.
4.	No Access Person may use his or her knowledge of Advisory Client transactions to cause any Personal Account to profit from the market effect of such transactions (or give such information to a third person who may so profit, except to the extent necessary to effectuate such Advisory Client transactions).
5.	No Access Person may purchase any security in an initial public offering (“IPO”) or (as defined in Rule 204A1(e)(6)) or in a limited offering (as defined in Rule 204A1(e)(7)) in a private offering conducted pursuant to Section 4(2) or 4(6) of the Securities Act of 1933 or Regulation D thereunder for any Personal Account, without obtaining pre-clearance from the CCO.
B.	Pre-clearance of Transactions in Personal Account. An Access Person must obtain the prior approval via the CCO or his designate, before engaging in ANY transaction in a “Reportable Security” whatsoever in any of his or her Personal Accounts. A “Reportable Security”[1] is any type of security except (i) a direct obligation of the U.S. Government; (ii) a bankers’ acceptance, bank certificate of deposit, commercial paper and high quality short-term debt instrument, including a repurchase agreement; and (iii) shares issued by a registered, open-end investment company for which Moerus does not act as investment adviser or sub-adviser.

A request for pre-clearance must be made by submitting to the CCO via the form attached hereto as Exhibit 2. Any approval given under this paragraph will generally remain in effect for 24 hours. “Good-until-cancel” order are permitted as long as the employee does not purchase a security within the investments of the Advisory Clients. The Chief Compliance Officer (who may consult with outside legal counsel) will determine whether approval should be given.

[1] Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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C.	Exemptions from Pre-Clearance. The following transactions will be exempt only from the pre-clearance requirement:
1.	Purchases or sales that are non-volitional on the part of the Access Person, such as purchases made pursuant to a merger, tender offer, etc.
2.	Purchases or sales with respect to securities held in any Personal Account over which the Access Person has no discretion over, i.e. financial advisor managed account, an investment club, etc.
3.	Transaction in securities that are non-Reportable Securities (i.e. treasury obligations, shares in mutual funds not managed by Moerus, etc.), as defined above.
D.	Minimum Holding Period. Moerus promotes employees’ and Access Persons’ focus on their on-going responsibilities as employees by discouraging short term trading. Each security held by an Access Person is expected to be held for a minimum period of six (6) months, 180 days, following the acquisition of the security. The CCO has the authority to grant exemptions to this minimum holding period for emergency circumstances upon appeal for such an exemption by an Access Person in writing the CCO. Any exemptions from this policy granted by the CCO will be recorded in writing and kept with the books and records of the compliance program.
VI.	REPORTING REQUIREMENTS

All Access Persons are required to submit to the CCO (subject to the applicable provisions of Section VII. below) the following reports:

A.	Initial Holdings Report. Access Persons are required to provide the CCO with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:
1.	The report must disclose all of the Access Person’s current Reportable Securities holdings with the following content for each Reportable Security in which the Access Person has any direct or indirect beneficial ownership:

a.                   title and type of reportable security;

b.                  ticker symbol or CUSIP number (as applicable);

c.                   number of shares;

d.                  principal amount of each reportable security.

2.	The report must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account and the date upon which the report was submitted.
3.	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.
4.	The date upon which the report was submitted.

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5.	Access Persons should submit this form, included as Exhibit 3, to the CCO.

Please note that an Access Person may submit the form of Initial Holdings Report as shown in Exhibit 3 and meet all requirements above by attaching copies of their statements to the form and signing.

B.	Annual Holdings Report. Access Persons must also provide Annual Holdings Reports of all current reportable securities holdings at least once during each 12-month period (the “Annual Holding Certification Date”) no later than 45 days from year-end. For purposes of this Code, the Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Report must comply with the requirements of Section VI.A.(1)(2), and (3) above. Access Persons should submit the Annual Holdings Report contained in Exhibit 3 to this Code of Ethics in paper form and it will be the responsibility of the CCO or his delegate.
C.	Quarterly Transaction Reports. Access Persons must also provide at least quarterly securities transaction reports as defined in Rule 204A-1(e)(2)) for each transaction in a Reportable Security that the Access Person has any direct or indirect beneficial ownership. Currently, this requirement is satisfied by having duplicate monthly statements sent directly to the CCO. An employee may also provide attached copies of statements to the form provided in Exhibit 3 and sign:
1.	Content Requirements – Quarterly transaction report must include:

•                     date of transaction;

•                     title of Reportable Security;

•	ticker symbol or CUSIP number of Reportable Security (as applicable);

•                     interest rate or maturity rate (if applicable);

•                     number of shares;

•                     principal amount of Reportable Security;

•                     nature of transaction (i.e., purchase or sale);

•                     price of reportable security at which the transaction was effected;

•	the name of broker, dealer or bank through which the transaction was effected;

•                     the date upon which the Access Person submitted the report.

2.	Timing Requirements. Access Persons must submit a quarterly transaction report no later than 30 days after the end of each quarter.
VII.	EXCEPTIONS FROM REPORTING

This Section sets forth exceptions from the requirements of this Code. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section. Accordingly, the following will be exempt only from the reporting requirements:

A.	Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Holdings Reports);
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B.	Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that Access Person has already provided to the CCO provided, that such broker trade confirm or account statements are provided to the CCO within 30 days of the end of the applicable calendar quarter. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.
VIII.	Benefits/GIFTS from Third Party Business Contacts

Moerus is of the view that its employees (and their family members) should not accept (in the context of their business activities for Moerus) excessive benefits or gifts. Giving and receiving cash (or cash equivalent such as gift or stored value cards) is strictly forbidden. Modest gifts and benefits, which would not be regarded by others as improper, may be accepted on an occasional basis, and would include nominal promotional items either given or received by Moerus employees. An employee should not accept any gifts or benefits that might influence the decisions that he or she must make in business transactions involving Moerus, or that others might reasonably believe would influence those decisions. To the extent possible, all employees are required to notify the CCO prior to accepting any such benefit or gift with a value in excess of $200 (i.e., if foreign, then US equivalent), irrespective of face value (e.g., a sporting event playoff ticket with a face value of $75 but a reasonably estimated market value of $500 would need to be reported).

A form of notification is provided for in Exhibit 5 herein. The CCO, in her discretion, may require, among other things, that any such gifts are returned or that the third party be compensated (by the employee) for the value of the benefit received.

This reporting requirement also applies to dining and entertainment which exceeds $200 per person, when any Access Person is being entertained by any entity doing business with Moerus or vice versa.

For entertainment involving an event requiring a ticket or entry fee shall require pre-approval by the CCO if the face value of the ticket or entry fee exceeds $100.

Employees must report to the CCO any gift or entertainment in excess of $200 that is received from any person or entity that does business with or on behalf of Moerus. No gifts, meals or entertainment of any value may be provided to government officials or their immediate family members by Moerus or any Access Persons without the prior written approval of the CCO.

If the CCO identifies circumstances where an employee’s receipt of gifts becomes so frequent or extensive so as to raise any question of propriety, the CCO will review the facts of the situation and may rely upon the advice of legal counsel. Gifts from third parties that are received by Moerus in general, and not any one individual, are excluded from this policy unless deemed excessive by the CCO (in which case the CCO may opt to reject the gift(s)).

The CCO will maintain a log of gifts, meals and entertainment. The CCO will monitor the log to ensure adherence to the Code of Ethics and identify the potential for conflicts of interest or the appearance thereof. The CCO has the authority to determine whether a gift, meal or entertainment is inappropriate and whether it must be returned or repaid.

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IX.	POLITICAL CONTRIBUTIONS AND PAYMENTS TO THIRD PARTY SOLICITORS

“Pay-to-Play” is the practice of making political contributions and related payments to elected officials or candidates in order to influence the awarding of advisory contracts for management (i.e. public pension plans, or other government investment accounts). The SEC has charged investment advisers that engage in pay-to-play practices because such practices compromise a firm’s fiduciary obligation to put client interests first and treat all clients in a fair and equitable manner (no preferential treatment to a single client).

SEC Rule 206(4)-5 prohibits Moerus from receiving compensation, either directly or indirectly, for providing advisory services to a government client within two (2) years of any contribution made by the Firm or any of its employees to an elected official or candidate in a position to influence the investment activities of the government client. The Rule generally applies to state and/or local officials where Moerus seeks to conducts its business activities, and not with respect to federal officials. However, there is a de minimis provision that permits employees to make contributions of up to:

²	$350 per election per candidate where the contributor is entitled to vote, and

²	$150 per election per candidate where the contributor is not entitled to vote without triggering the two-year timeout.

Due to the restrictions put in place by the SEC’s rule, employees will be prohibited from making political contribution to any candidate in excess of the de minimis limits (which also includes contributions to any political action committees). All Employees are required to disclose all political contributions at least quarterly to the CCO in order to effectively monitor any employees engaging in pay-to-play practices.

X.	ELECTRONIC COMMUNICATIONS AND SOCIAL NETWORKING

A.	Electronic Communications

It is Moerus’ policy that all firm communications, including communications with Advisory Clients and investors, will always be professional in nature. In addition, employees are expected to comply with the policies listed below.

1.	All Firm and Advisory Client or Investor related electronic communications must be on the Firm’s systems and the use of personal email addresses and other personal electronic communications for Firm, Advisory Client or Investor communication is prohibited.
2.	If a form of communication lacks a retention method, then it is prohibited from use by the Firm to conduct business or to communicate with Advisory Clients or Investors.
3.	Emails and any other electronic communications relating to Moerus’ advisory services, Advisory Client and Investor relationships will be maintained and
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monitored by the CCO on a periodic basis through the sampling of emails and any other electronic communications, as set out in the Compliance Manual.

B.	Social Networking

Employees are prohibited from discussing or conducting Moerus’ business in chat rooms, blogs, wikis, list serves and other web-enabled links, social networking sites (i.e., LinkedIn, Facebook, Twitter, etc.) and in any other online media. These sites are allowed for personal networking and may not be used for any business related purposes. The following guidelines must be followed:

1.	The site must be used solely for personal networking and not for soliciting Advisory Client or Investors, or for conducting Firm business.
2.	All information listed on the site must be limited to factual data, limited to your name, title, and contact information and may not contain any other information about Moerus.
3.	Employees cannot put any marketing content on the site.
4.	Employees may not provide or receive a recommendation or referral to or from any other person on the site with respect to the investment management services provided by Moerus.
5.	Employees may not use the email or messaging function on any site to conduct business or to solicit or communicate with Advisory Clients or Investors.
XI.	WHISTLEBLOWER AND ANTI-RETALIATION POLICY

Moerus has adopted this Code which requires its personnel to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. It is the responsibility of all personnel to comply with this Code and to report violations or suspected violations in accordance with the below provisions of the “Whistleblower Policy.”

A.                  Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the Code, or any of Moerus’ related policies, you must immediately report that information to the CCO.

Alleged misconduct includes, but is not limited to:

•                     Allegations of breach of confidentiality

•                     Theft

•                     Fraud

•                     Misappropriation or misuse of funds or securities

•                     Forgery

•                     Unsuitable investments

•                     Misrepresentation

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•                     Unauthorized trading

•                     Other inappropriate financial dealings

B.                  Investigations of Suspected Violations

All reported violations will be promptly investigated by the CCO. The CCO will document the investigation and any remedial actions taken. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

C.                  Anti-Retaliation

No director, officer or employee or other personnel who in good faith reports a violation shall suffer harassment, retaliation or adverse employment consequence. An employee who retaliates against a person who has reported a violation in good faith is subject to discipline up to and including termination of employment.

XII.	OVERSIGHT OF CODE OF ETHICS
A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the CCO who must report it to the executive management of Moerus. All employees are required to promptly report any violation of this Code of Ethics they become aware of to the CCO or, in the event the violation involves the CCO, to the Managing Members. Moerus expects Access Persons who violate this Code of Ethics to report their own violations, especially if a violation is inadvertent or of a technical nature. In addition, with respect to the RIC, the CCO will promptly report to the Fund CCO and Board of Trustees each violation and the steps taken to confirm the violation(s) do not happen again, including any sanctions levied.
B.	Review of Transactions. Each Access Person's transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by Moerus for Advisory Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the CCO who must report them to the executive management of Moerus.
C.	Sanctions. Moerus, with advice from outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action that management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with Moerus, or criminal or civil penalties.
D.	Recordkeeping

In addition to the above, the Code of Ethics currently in effect, or that at any time in the past six years was in effect, must be maintained by the Firm. Additionally, a copy of the executed Annual Acknowledgment of the Policies and Procedures (an unexecuted copy

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of which is located on the last page of this document) of each person who is currently, or within the past six (6) years was, a supervised person must be maintained by the Firm. Furthermore, the Firm is required to maintain a record of any violation of the Code of Ethics (but this does not include any initial reports by employees that informed the Firm of a violation of Firm policies, procedures and/or Code of Ethics), and of any action taken as a result of the violation.

In addition, the Firm shall maintain the following books and records:

•	Ongoing list of Access Persons.
•	Access Person Acknowledgement Form memorializing receipt of this Code of Ethics.
•	Holdings Reports as discussed above.
•	Quarterly Transaction Reports as discussed above.
•	Where relevant, record of any Chief Compliance Officer decision to approve an Access Persons’ personal security transaction and the underlying rationale supporting that decision.
•	Records of Code of Ethics violations and any resulting remedial action, not including any “whistleblower” reports made by supervised persons.
XIII.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

XIV.	ACKNOWLEDGMENT

All Access Persons are required to provide Moerus with a written acknowledgment of their receipt of the code and any amendments, attached hereto as Exhibit 1 .

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MOERUS CAPITAL MANAGEMENT, LLC - EXHIBIT 1

CODE OF ETHICS

ACKNOWLEDGEMENT

(Initial applicable acknowledgement. If you are a new Employee, initial both sections.)

_____ 1. I hereby acknowledge receipt of the most recent amendment to the Code of Ethics dated __________.

_____ 2. Annual Acknowledgement

I have read and understand the Code of Ethics. I agree to comply in all respects with all policies and procedures contained therein and hereby certify that I have to date complied with such procedures except for [check one box]:

[_] None [_] See detail attached.

I also certify that (i) all my personal securities transactions will be effected in compliance with the requirements of the Code of Ethics and (ii) I have instructed all brokerage or other firms where I maintain an investment account to supply duplicate copies of my confirmations and monthly and quarterly account statements to the Chief Compliance Officer.

[_](check if not applicable)

I also certify that I have never been found civilly liable for, nor criminally guilty of, insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date: _________________                                                             ________________________

(Signature)

________________________

COMPLIANCE RECEIPT:                                                                 (Print Name)

______________________

Name:

Date: _________________

Exhibit 1-1

MOERUS CAPITAL MANAGEMENT, LLC - EXHIBIT 2

PRE-CLEARANCE FORM FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS

Access Persons must complete this Pre-clearance Form prior to engaging in certain personal transactions as set forth in the Moerus’ Code of Ethics. Access Persons should complete Sections (1), (2), (3), (4), (5) and (6) below and submit this pre-clearance form to the Chief Compliance Officer. Section (7) will be completed by the Chief Compliance Officer.

(1) Reason for Pre-Clearance Request

The Access Person is submitting this pre-clearance request because proposed investment is: (check all that apply – more than one may apply):

_____	Proposed purchase or sale involves a limited offering (i.e., private placement, restricted stock, etc.)
_____	Other investment or sale (as all Access Person transactions are required to be pre-cleared)

(2) Investment Information

Name of Issuer and Ticker (if applicable): ____________________________________

CUSIP Number (if applicable): ____________________

The Issuer can best be characterized as (please check one):

[_] Common Stock                                      [_] Restricted Stock

[_] Preferred Stock                                     [_] Private Placement

[_] Corporate Debt                                     [_] ETFs/Closed-End Funds

[_] Government Debt (non-Federal) [_] Other: ___________

(3) Transaction Information

Transaction involves a (check one): [_] Buy [_] Sell [_] Short Sell

Estimated Trade Date: _______________

Quantity: ______________________

Estimated Price: ____________________

Broker/Dealer (if any): _____________________

Bank where securities will be held: __________________________

Account No.: _____________________________

(4) Conflict of Interest Information

Access Persons should provide any additional factors that they believe are relevant to a conflict of interest analysis (if any):

____________________________________________________________________________________ ____________________________________________________________________________________

____________________________________________________________________________________

____________________________________________________________________________________

(5) Evaluation of Advisory Client Conflicts

a.                   The investment is not currently held by or under consideration for purchase or disposition by any Advisory Client.

Initials of Access Person______ Date_______________________

Exhibit 2-1

MOERUS CAPITAL MANAGEMENT, LLC - EXHIBIT 2
b.	If the above listed investment is not currently held by or under consideration for any Advisory Client and the investment is of limited availability, indicate the primary reason(s) why you believe it is not an appropriate investment for such Advisory Clients.

___ Investment is too risky

___ Advisory Client is already fully exposed to issuer or industry

___ Investment by the Advisory Client would cause it to exceed or violate its investment policies

___ Insufficient available or unfavorable information about the issuer

___ Other: __________________________________

Initials of Access Person______ Date_______________________

(6) Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material nonpublic information. I understand that pre-clearance will only be in effect for 24 hours from the date of the Chief Compliance Officer's signature.

_________________________________

Access Person’s Name (please print)

_________________________________                   ____________________

Access Person’s Signature                                           Date

(7) Disposition of Pre-Clearance Request

[_]Request Approved [_] Request Denied

__________________________________                   _____________________

Chief Compliance Officer Date

Exhibit 2-2

MOERUS CAPITAL MANAGEMENT, LLC - EXHIBIT 3

PERSONAL HOLDINGS REPORT FOR ACCESS PERSONS

Name of Access Person: ____________________________

Check ONE of the following boxes:

[_] This is my INITIAL personal holdings report, date of submission: ___________________

[_] I have elected not to have duplicate statements sent to the CCO, attached is my QUARTERLY holdings report for the quarter ending (date): _____________________

[_] This is my ANNUAL disclosure of holdings report for the year ending _______________

The following sets forth all of mine and my and related person(s) (i.e. includes spouses, minor children, other family members living in your household, any accounts you have control/trading authority of or the beneficiary of) Personal Accounts and investments. I have also attached to this form my most current statements listing all account holdings for the period stated above.

Name on Account	Relation to Access Person	Type of Account / Investment	Account Number	Broker/Dealer or Bank where Account is Held

OR [_] No personal holdings to report.

The undersigned Supervised Person certifies that all information contained in this report is true and correct as of today’s date ______________________.

____________________________________

Signature

__________________________________________

Print Name

COMPLIANCE RECEIPT:

_________________________________________

Name:

Date:

Exhibit 3-1

MOERUS CAPITAL MANAGEMENT, LLC - EXHIBIT 4

SAMPLE DUPLICATE STATEMENT REQUEST LETTER FOR ACCESS PERSONS

[DATE]

[INSERT NAME OF BROKER]

[INSERT ADDRESS]

Re: [NAME OF EMPLOYEE]/Account No(s). [_______]

To Whom This May Concern:

As the Chief Compliance Officer for Moerus Capital Management, LLC, I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF EMPLOYEE] (the “Employee”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced account(s) held by our Employee be sent to my attention at the following address:

Moerus Capital Management, LLC

575 8th Avenue, Suite 2400

New York, NY 10018

Attn.: Thomas Quinn, Chief Compliance Officer

Please feel free to call me at (212) 461-4088 should you have any questions.

Best regards,

Thomas Quinn

___________________________

Name: Thomas Quinn
Title: Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and monthly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer, Moerus Capital Management, LLC, at the above-listed address.

_____________________________________

Signature of Employee

_______________________________
Name:

Exhibit 4-1

MOERUS CAPITAL MANAGEMENT, LLC - EXHIBIT 5

NOTIFICATION/APPROVAL OF BENEFITS/GIFTS AND ENTERTAINMENT GIVEN OR RECEIVED
FROM THIRD PARTIES I

Instructions: Certain benefits and/or gifts and entertainment to be given or received from a third party must be reported to or pre-cleared by the Chief Compliance Officer (pursuant to the guidelines provided in Moerus’ Code of Ethics). Complete this form as applicable and provide an executed copy of the completed form to the Chief Compliance Officer.

_______________________________________________________________________________________

Employee Giving or Receiving Gift or Entertainment

_______________________________________________________________________________________

Third Party Involved

_______________________________________________________________________________________

Name of Advisory Client(s) Involved

_______________________________________________________________________________________

Date Gift or Entertainment Given or Received

_______________________________________________________________________________________

Identify Gift/Entertainment and Estimate Value

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

___________________                                                                   _________________________

(Date) __________	(Signature)

_________________________

(Print Name)

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

_________________________
Name:
Date: ____________________

Exhibit 5-1